Exhibit 99.1

Contacts:

Joshua A. Grass Senior Manager, Investor Relations BioMarin Pharmaceutical Inc. (415) 506-6777	Susan Ferris Manager, Corporate Communications BioMarin Pharmaceutical Inc. (415) 506-6701

For Immediate Release:

BioMarin to Obtain Profitable Pediatric Business from Medicis

Ascent Pediatrics, Inc. Provides BioMarin with Growing Product Revenues and
Commercial Infrastructure to Launch its Pipeline of Pediatric Products

Accretive Transaction Accelerates the Path to Profitability

Pipeline of Non-Pediatric Products Intended to be Commercialized by Partners

BioMarin to Host Conference Call at 8:30 AM EDT, Wednesday, April 21

Novato, CA, April 20, 2004 — BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced that it has signed definitive agreements with Medicis Pharmaceutical Corporation (NYSE:MRX) to obtain its Pediatric Business as defined in the transaction documents. The transaction includes: Orapred®, a patent-protected drug to treat asthma in children; two additional proprietary formulations of Orapred in development; and a U.S. sales force that calls on pediatricians nationally. The closing of the transaction is subject to regulatory approval in the U.S. and is expected to be completed in the second quarter of 2004. Following the close, BioMarin will be a fully integrated, pediatrics-focused biopharmaceutical company.

The transaction should provide three significant financial and strategic benefits to BioMarin:

o	The transaction is expected to generate significant cash flow and accelerate BioMarin’s goal of reaching profitability – Net sales of Orapred are expected to be about $42 million for the 12 months that will end December 31, 2004. The transaction is accretive to BioMarin immediately upon closing, excluding non-cash deal related charges. It also includes two new formulations of Orapred, one ready for regulatory submission in 2004 and the other in advanced development, both of which offer near-term opportunities to further expand sales in pediatric asthma. The new products include a non-refrigerated formulation, ‘Orapred 2', which enhances convenience of use, and a quick-dissolve tablet formulation utilizing proprietary technology that could potentially expand the business to older pediatric patients. In addition, BioMarin intends to launch Orapred in one or more markets outside of the U.S. in the second half of 2005 or early 2006.

The possible increase in sales of the Orapred product line from organic product growth, line extensions, and activities in new markets outside of the U.S., coupled with growth in Aldurazyme® for mucopolysaccharidosis I (MPS I) and the potential launch of Aryplase™ for mucopolysaccharidosis VI (MPS VI), is expected to move BioMarin closer to its goal of reaching profitability.

o	BioMarin will be positioned to commercialize pediatric products itself in the U.S. – Having a commercial infrastructure enables BioMarin to launch approved, internally-developed pediatric products by itself in the U.S. Aryplase, in development for the treatment of MPS VI, completed Phase 3 testing recently and if the results, which are expected this quarter, are positive, a regulatory filing for approval in the U.S. and Europe will be submitted in the fourth quarter of 2004. Phenoptin™, currently in early-stage clinical trials for the treatment of mild to moderate phenylketonuria (PKU), could enter into an important efficacy trial in 2005, and Phenylase™, for the treatment of severe PKU, could be in the clinic in 2005. The new sales force will also drive patient identification and physician education efforts for Aryplase, Phenoptin, Phenylase, and BioMarin’s other pediatric genetic disease product candidates prior to launch.

o	BioMarin’s pipeline of products for non-pediatric diseases will be commercialized by partners – While the company’s commercial focus is concentrated in the pediatric field, it plans on having partners continue the development and initiate commercialization efforts for its novel non-pediatric biologics and platform technologies, including Vibrilase™ for burns and wounds, Chondroitinase for spinal cord injury, and NeuroTrans™ for delivering proteins across the blood-brain barrier. The strategy of entering into partnerships for non-pediatric products will limit the company’s expense exposure while preserving significant upside financial potential for stockholders.

Summary of the Terms of the Transaction

Upon closing, BioMarin will pay Medicis $10 million in cash. Over the next five years, BioMarin will make payments to Medicis totaling $145 million in cash and $20 million in stock (based on the stock price at the payment due date in 2009, payable with the final payment in 2009). The transaction price is $175 million as summarized in the table below:

        Timing of Payments (in $ millions) for Ascent Pediatrics
by Calendar Year

At Close	2004	2005	2006	2007	2008	2009	Total

10.0	25.0	30.0	9.0	8.0	7.5	85.5*	175.0

* includes $20 million in common stock based on price of BMRN at time of payment in 2009

BioMarin will also assume approximately $15 million dollars in liabilities of Medicis, which represents payments owed by Medicis to the original developers of Orapred.

BioMarin has entered into a Transition Services Agreement with Medicis in which Medicis will provide support services to BioMarin for up to three months following the close. The BioMarin commercial team will include the current BioMarin commercial planning group, Ascent employees who transfer to BioMarin, new employees with relevant sales and marketing industry experience who are currently being recruited to BioMarin, and third-party vendors that will provide support services.

BioMarin as a Fully Integrated, Pediatrics-Focused, Biopharmaceutical Company

“Our intent is to be the premier, fully integrated pediatrics biopharmaceutical business; with this deal, we are well on our way to achieving our goal,” said Fredric D. Price, Chairman and Chief Executive Officer of BioMarin. “Our line-up of products that we expect could be commercialized by the new field force, assuming favorable clinical data and FDA approval, include an additional Orapred product in the second half of 2005, Aryplase for MPS VI, late next year or early in 2006, another Orapred product in late 2006 or early in 2007, Phenoptin for mild to moderate PKU in 2007, and Phenylase for severe PKU in 2008 or 2009.

“We believe that the addition of this product and this pediatric field force to BioMarin will have a significant impact on the possible launches of our internally-developed pediatric genetic disease drug candidates. The most important factors in getting early physician adoption of these kinds of products rapidly after approval include the basic market development, market research, and sales planning groundwork necessary in the years preceding launch with pediatricians and other caregivers responsible for the health of such patients.

“By having a well-trained field force, with national coverage, calling on pediatricians and other members of the medical community, providing them with information on genetic diseases, including diagnosis, treatment options, availability of special treatment centers, and links to support groups, starting years before a possible launch, we will be able to have a faster ramp-up of patients on drug following approval.”

Possible Extensions of Orapred and the Impact on BioMarin’s Results of Operations

Mr. Price continued, “We believe that there is significant growth potential in the Orapred family of products from increasing penetration of the current product with additional pediatricians not called on presently, expanding usage with called on pediatricians arising from Orapred’s benefits in aiding compliance, the continuing growth in the number of asthma patients, the introduction of two new proprietary Orapred products that will be aimed also to older children, and the introduction of Orapred into markets outside of the U.S.

“Excluding the non-cash expenses associated with the transaction, we expect that our loss for 2004 will be less than our previous guidance of a loss of between $68 million to $70 million. We anticipate that our loss for 2005 will be decreased significantly due to increased sales of Orapred and to profits generated by Aldurazyme through our joint venture with Genzyme Corporation. We will give more specific revised guidance for 2004 during the third quarter this year and will provide guidance for 2005 at the end of this year.

“The BioMarin team’s creative and productive internal research and development efforts in protein therapeutics will continue unabated,” stated Mr. Price. “In addition, as we have done with Phenoptin, we will continue to seek out relationships with third parties to assist in the development of new small molecule products that are complementary to the Orapred family of products.”

The Orapred Product Line

The Orapred product line includes the currently marketed formulation, a new non-refrigerated formulation, Orapred 2, which could be launched in 2005, and a novel quick-dissolve tablet dose formulation that uses proprietary technology, which could be launched in 2006 or early 2007. It is anticipated that the two new Orapred products will expand the market opportunity for Orapred by addressing the needs of older children.

Since its launch in 2001, Orapred has captured more than 50 percent of the share of prescriptions of liquid oral prednisolone, a testament to both the capabilities of the sales force and Orapred’s strong product profile. Prescriptions of Orapred continued to grow by approximately 11 percent in the first two months of 2004 as compared to the same period in 2003.

Mr. Price went on to say, “We are especially pleased to welcome to BioMarin the 66 members of the Ascent field force, as well as the seven regional managers. This organization has ably demonstrated its capabilities by steadily increasing market share of prescriptions and establishing relationships with pediatricians. We look forward to providing them with new Orapred and genetic disease products to bring to children and their caregivers.”

The Orapred product line is protected by a strong patent portfolio. Patents related to the composition of Orapred and the Orapred taste-masking technology have been issued and do not expire until 2016 to 2017 in the U.S., and until 2017 in Europe and the rest of the world. A patent application related to the new non-refrigerated formulation was filed in February of 2004 and will expire in 2024, if issued. In addition to the existing Orapred patent estate, BioMarin will also acquire the exclusive license to a patented quick-dissolve technology for use with Orapred.

Orapred is prescribed primarily for acute exacerbations of asthma in children. It is also used to control severe, persistent asthma and other inflammatory and serious conditions in children. Asthma affects approximately five million children in the U.S. and the number of diagnosed patients has been increasing at a rate of more than five percent annually. Chronic, severe asthma represents a serious public health problem with limited treatment options. For many young patients, oral steroids provide significant relief from asthma symptoms, but compliance with oral steroid regimens in children under the age of six can be difficult due to the unpalatable and bitter taste of prednisolone, which causes a natural gag response and can lead to vomiting. Orapred’s success in generating more than 2.4 million prescriptions in 2003 has been due to its ability to provide better treatment compliance and symptomatic relief as it incorporates a patent-protected taste-masking technology that reduces the bitter taste associated with prednisolone.

The Evolution of BioMarin

Christopher M. Starr, Ph.D., co-founder and Senior Vice President and Chief Scientific Officer of BioMarin said, “This transaction places the commercial engine onto the research and development train that we have built over the last seven years. Since 1997, we have concentrated on getting our first products through the research, development, and regulatory cycles. Having now had some success in these areas, it is appropriate for us to move to the next phase of our corporate evolution that will enable us to generate profits more quickly, to retain more upside for our stockholders, and to conduct research and development activities into new areas.

“For those of us who have been here at BioMarin since the beginning, this transformation has been eagerly anticipated. Those new employees who are coming to the company as a result of this agreement will find an organization that appreciates their talents and is excited about the new prospects that they bring to the company.”

Other Information

BioMarin will host a conference call and webcast to discuss the company’s addition of Ascent Pediatrics to its business tomorrow at 8:30 AM EDT (14:30 CET). This event can be accessed on the BioMarin website at: http://investor.biomarinpharm.com.

Date: April 21, 2004
Time: 8:30 AM EDT (14:30 CET)
US & Canada Toll-free Dial in #: 1-800-915-4836
International Dial in #: 973-317-5319
Replay Toll-free Dial in #: 1-800-428-6051
Replay International Dial in #: 973-709-2089
Replay Code #: 351958

Wells Fargo Securities, LLC acted as the exclusive financial advisor to BioMarin Pharmaceutical Inc. in the transaction.

BioMarin develops innovative biopharmaceutical products and commercializes therapeutics for serious pediatric diseases.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions and aesthetics medicine.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the possible acquisition of the Ascent Pediatrics, Inc. business; the continued development and commercialization of Orapred, Aryplase, Aldurazyme, Phenoptin and Phenylase; financial expectations of BioMarin; possible future transactions with third parties; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: actual completion of the proposed transaction; the successful integration of the sales force and the Orapred business into BioMarin’s organization; results and timing of current and planned preclinical studies and clinical trials; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products; the market for each of these products and particularly Orapred; the possible development of competing products; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme is a registered trademark of BioMarin/Genzyme LLC

Orapred is a registered trademark of Ascent Pediatrics, Inc., a wholly owned subsidiary of Medicis Pharmaceutical Corporation

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